UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2017

PANERA BREAD COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-19253	04-2723701
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3630 South Geyer Road, Suite 100 St. Louis, MO		63127
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 314-984-1000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers.

(i)    On March 1, 2017, in connection with the recent appointment of Blaine Hurst as President of Panera Bread Company (the “Company”), the Board of Directors of the Company (the “Board”) and the Compensation and Management Development Committee of the Board (the “Compensation Committee”) approved an increase in Mr. Hurst’s annual base salary from $573,800 to $750,000, retroactive to December 28, 2016, the first day of the fiscal year ending December 26, 2017. Mr. Hurst will also receive an annual car allowance totaling $18,000.
Mr. Hurst will be eligible to receive an annual incentive bonus with a target award equal to 75% of his annual base salary. Mr. Hurst will also be eligible to receive an annual grant under the Company’s 2005 Long-Term Incentive Program (the “LTIP”), a sub-plan under the Company’s 2015 Stock Incentive Plan, in an amount equal to 200% of his annual base salary, including eligibility for a Performance Award equal to 100% of his annual base salary, a Choice Award equal to 50% of his annual base salary and a Restricted Stock Award equal to 50% of his annual base salary. In accordance with the foregoing, the Board, on the recommendation of the Compensation Committee, granted to Mr. Hurst a pro rata Restricted Stock Award of 360 shares of the Company’s Class A Common Stock (“Common Stock”) and a pro rata Choice Award of 360 shares of Common Stock. Such LTIP awards are subject to the terms and conditions described in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders.
Finally, the Board, upon the recommendation of the Compensation Committee, granted to Mr. Hurst a Restricted Stock Award of 204 shares of Common Stock and a Choice Award of 204 shares of Common Stock, which amounts represent a pro rata portion of the replacement grants awarded by the Compensation Committee in lieu of the Performance Award for the three-year period beginning in 2015 and ending in 2017 and which will fully vest on March 1, 2018.
(ii)    On March 1, 2017, the Compensation Committee approved an increase in the annual base salary of Michael J. Bufano, the Company’s Chief Financial Officer, from $434,200 to $477,700, retroactive to December 28, 2016.
(iii)    On March 1, 2017, the Compensation Committee approved payouts under the performance award component of the LTIP. The cumulative achievement of the performance metric for the performance awards granted in 2014 (the “2014-2016 Performance Awards”) under the LTIP, which was EPS growth total, for the performance period from the fiscal year ended December 30, 2014 to the fiscal year ended December 27, 2016 (“fiscal 2016”) (the “Performance Period”) resulted in a payout of 0% of an individual’s target award payment (the “Calculated Payout”). Consistent with its discretionary authority to determine the appropriate payout for performance awards under the LTIP, with respect to the 2014-2016 Performance Awards, the Compensation Committee reviewed both the achievement of the performance metric for the Performance Period and then applied its judgment of the Company’s overall performance, particularly during the fiscal year ended December 29, 2015 (“fiscal 2015”) and fiscal 2016, and relative to similar companies in its business segment. While the actual achievement of the performance metric for the Performance Period resulted in the Calculated Payout of 0% of an individual’s target award payment, the Compensation Committee determined that it was appropriate to award payouts at a higher level than the Calculated Payout (but less than the target award payments). In making this determination, the Compensation Committee considered the Company’s improving comparable same store sales during the Performance Period in both absolute terms and when measured against its industry peers as reflected in the Blackbox all-industry index, which such comparable same store sales outperformed the index at an accelerating rate in fiscal 2015 and fiscal 2016. Additionally, the Compensation Committee noted that the Company had made significant strides against its key strategic initiatives during the Performance Period related to the Company’s transformation plan as indicated by recent trends in its key financial metrics during fiscal 2016, most notably the Company’s positive EPS growth for fiscal 2016. As such, the Compensation Committee determined that the appropriate payout for the 2014-2016 Performance Awards should be set at 75% of an individual’s target award payment, instead of the Calculated Payout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANERA BREAD COMPANY

Date:	March 6, 2017	By:	/s/ Louis DiPietro
		Name:	Louis DiPietro
		Title:	Senior Vice President, General Counsel